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                                                                     Exhibit 2.7

                     MASTER TRANSITIONAL SERVICES AGREEMENT

                                     BETWEEN

                                  ADAPTEC, INC.

                                       AND

                                   ROXIO, INC.











                          EFFECTIVE AS OF APRIL 1, 2001

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                     MASTER TRANSITIONAL SERVICES AGREEMENT

         This Master Transitional Services Agreement (the "Agreement") is effective as of April 1, 2001 between Adaptec, Inc., a Delaware corporation ("Adaptec"), having an office at 491 S. Milpitas Blvd., Milpitas, CA 95035 and Roxio, Inc., a Delaware corporation ("Roxio"), having an office at 461 S. Milpitas Blvd., Milpitas, CA 95035. Adaptec and Roxio are sometimes referred to herein individually as a "party" or collectively as the "parties."

                                    ARTICLE 1

                                   DEFINITIONS

         For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

         1.1 ADAPTEC GROUP. "Adaptec Group" shall have the meaning set forth in
Section 6.2 of the Master Separation and Distribution Agreement.

         1.2 ADDITIONAL SERVICES. "Additional Services" shall have the meaning set forth in Section 3.5.

         1.3 ANCILLARY AGREEMENTS. "Ancillary Agreements" shall have the meaning set forth in Section 2.1 of the Master Separation and Distribution Agreement.

         1.4 DISPUTES. "Disputes" shall have the meaning set forth in Section
4.7 of the Master Separation and Distribution Agreement.

         1.5 DISTRIBUTION DATE. "Distribution Date" shall have the meaning set forth in Section 3.2 of the Master Separation and Distribution Agreement.

         1.6 IMPRACTICABLE. "Impracticable" shall have the meaning set forth in
Section 3.3.

         1.7 FORCE MAJEURE. "Force Majeure" shall have the meaning set forth in
Article 11 hereof.

         1.8 MASTER CONFIDENTIAL DISCLOSURE AGREEMENT. "Master Confidential Disclosure Agreement" shall mean that certain Master Confidential Disclosure Agreement dated April 1, 2001 between Adaptec and Roxio.

         1.9 MASTER SEPARATION AND DISTRIBUTION AGREEMENT. "Master Separation and Distribution Agreement" shall mean that certain First Amended and Restated Master Separation and Distribution Agreement dated February 28, 2001 between Adaptec and Roxio.

         1.10 ROXIO GROUP. "Roxio Group" shall have the meaning set forth in
Section 6.29 of the Master Separation and Distribution Agreement.

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         1.11 SEPARATION DATE. "Separation Date" shall have the meaning set forth in Section 1.1 of the Master Separation and Distribution Agreement.

         1.12 SERVICE(S). "Service(s)" shall have the meaning set forth in
Section 3.1 hereof.

         1.13 SUBCONTRACTOR. "Subcontractor" shall have the meaning set forth in
Article 9 hereof.

         1.14 SUBSIDIARY. "Subsidiary" shall have the meaning set forth in
Section 6.32 of the Master Separation and Distribution Agreement.

         1.15 TRANSITION SERVICE SCHEDULE. "Transition Service Schedule" shall have the meaning set forth in Article 2.

                                    ARTICLE 2

                          TRANSITION SERVICE SCHEDULES

         This Agreement will govern individual transitional services as requested by Roxio and provided by Adaptec, the details of which are set forth in the Transition Service Schedules (each transition service schedule, a "Transition Service Schedule") attached to this Agreement. Each Service shall be covered by this Agreement upon execution of a Transition Service Schedule in the form attached hereto.

         For each Service, the Transition Service Schedule shall be signed by a duly authorized representative of each party and set forth, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to Article 4 hereof, a summary of the Service to be provided; a description of the Service; and the estimated charge, if any, for the Service and any other terms applicable thereto. Obligations regarding each Transition Service Schedule shall be effective upon execution of this Agreement, or, if a particular Transition Service Schedule is amended or a new Transition Service Schedule is executed after the execution of this Agreement, the obligations created by such amendment or new Transition Service Schedule shall be effective upon execution of such amendment or such new Transition Service Schedule. This Agreement and all the Transition Service Schedules shall be defined as the "Agreement" and incorporated herein wherever reference to it is made.

                                    ARTICLE 3

                                    SERVICES

         3.1 SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article 4 hereof, Adaptec shall provide or cause to be provided to Roxio the service(s) described in the Transition Service Schedule(s) attached hereto. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the

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services described on all the Transition Service Schedules (including Additional
Services) shall be referred to herein as "Services."

         3.2 SERVICE BOUNDARIES. Except as provided in a Transition Service Schedule for a specific Service: (i) Adaptec shall be required to provide the Services only to the extent and only at the locations such Services are being provided by Adaptec for Roxio immediately prior to the Separation Date; and (ii) the Services will be available only for purposes of conducting the business of Roxio substantially in the manner it was conducted prior to the Separation Date.

         3.3 IMPRACTICABILITY. Adaptec shall not be required to provide any Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of Adaptec despite the Adaptec's good faith effort to provide the relevant Service including unfeasible technological requirements, or to the extent the performance of such Services (a) would require Adaptec (in the opinion of its counsel) to violate any applicable laws, rules or regulations or (b) would result in the breach of any software license or other applicable contract.

         3.4 ADDITIONAL RESOURCES. Except as provided in a Transition Service Schedule for a specific Service, in providing the Services, Adaptec shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; or (iv) pay any costs related to the transfer or conversion of Roxio's data to Roxio or any alternate supplier of Services. Prior to executing a Transition Service Schedule, the parties shall in good faith attempt to determine whether any of actions described in immediately preceding clauses (i),
(ii) or (iii) would be required for Adaptec to perform the contemplated
Services.

         3.5 ADDITIONAL SERVICES. From time to time after the Separation Date, the parties may identify Services other than those described on the Transition Service Schedules attached hereto, that Adaptec will provide to Roxio in accordance with the terms of this Agreement (the "Additional Services"). Accordingly, the parties shall execute additional Transition Service Schedules for such Additional Services pursuant to Article 2.

         3.6 OBLIGATIONS AS TO ADDITIONAL SERVICES. Except as set forth in the next sentence, Adaptec shall be obligated to perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that: (a) was provided by Adaptec immediately prior to the Separation Date and that Roxio reasonably believes was inadvertently or unintentionally omitted from the list of Services described in the Transition Service Schedules attached hereto, or (b) is in the reasonable opinion of the parties necessary or desirable to effectuate an orderly transition of the Roxio Business under the Master Separation and Distribution Agreement unless such performance would significantly disrupt Adaptec's operations or materially increase the scope of its responsibility under this Agreement. If Adaptec reasonably believes the performance of Additional Services required under subparagraphs (a) or (b) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, Adaptec and Roxio shall negotiate in good faith to establish terms under which Adaptec can provide such


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Additional Services, but Adaptec shall not be obligated to provide such
Additional Services if, following good faith negotiation, the parties are unable to reach agreement on such terms.

                                    ARTICLE 4

                                      TERM

         The term of this Agreement shall commence on the Separation Date and shall remain in effect until one year after the Separation Date (the "Expiration Date"), unless earlier terminated under Article 7. This Agreement may be extended by the parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to the Services for which the Agreement was extended. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service.

                                    ARTICLE 5

                                  COMPENSATION

         5.1 CHARGES FOR SERVICES. Roxio shall pay Adaptec the charges, if any, set forth on the Transition Service Schedules for each of the Services listed therein as adjusted, from time to time, in accordance with the processes and procedures established under Section 5.4 and Section 5.5 hereof. Such fees shall include the costs, as determined using the process described in such Transition Service Schedule, of providing the Services plus five percent (5%), unless specifically indicated otherwise on a Transition Service Schedule. The parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense, particularly those that are insignificant or de minimus. The parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

         5.2 PAYMENT TERMS. Adaptec shall bill Roxio monthly for all charges pursuant to this Agreement. Such bills shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Roxio shall pay Adaptec for all Services provided hereunder within forty-five (45) days after receipt of an invoice therefor. Late payments shall bear interest at the lesser of 12% per annum or the maximum rate allowed by law.

         5.3 PERFORMANCE UNDER ANCILLARY AGREEMENTS. Notwithstanding anything to the contrary contained herein, Roxio shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Master Separation and


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Distribution Agreement or any other Ancillary Agreement and any such other obligations shall be performed and any charge therefore levied in accordance with the terms of the Master Separation and Distribution Agreement or such other Ancillary Agreement.

         5.4 ERROR CORRECTION; TRUE-UPS; ACCOUNTING. The parties shall reasonably agree in writing on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond two (2) years after completion of a Service.

         5.5 PRICING ADJUSTMENTS. In the event of a tax audit adjustment relating to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the parties, including any Adaptec subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 5.5 at any time during the term of this Agreement or after termination of this Agreement and shall be reflected in the parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 5.2, or shall create a credit against amounts owed under this Agreement.

                                    ARTICLE 6

                      GENERAL OBLIGATIONS; STANDARD OF CARE

         6.1 PERFORMANCE METRICS: ADAPTEC. Subject to Section 3.4 and any other terms and conditions of this Agreement, Adaptec shall maintain sufficient resources to perform its obligations hereunder and under the Transition Service Schedules. Specific performance metrics for Adaptec for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Adaptec shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Separation Date relating to or in connection with the Roxio Business and shall exercise the same care and skill as it exercises in performing similar services for itself.

         6.2 DISCLAIMER OF WARRANTIES. ADAPTEC MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SERVICES, SOFTWARE OR OTHER DELIVERABLES PROVIDED BY IT HEREUNDER.

         6.3 PERFORMANCE METRICS: ROXIO. Specific performance metrics for Roxio for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Roxio shall use reasonable efforts, in connection with receiving Services, to follow the


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policies, procedures and practices in effect before the Separation Date including providing information and documentation sufficient for Adaptec to perform the Services as they were performed before the Separation Date and making available, as reasonably requested by Adaptec, adequate personnel and timely decisions, approvals and acceptances in order that Adaptec may accomplish its obligations hereunder in a timely manner.

         6.4 TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that Adaptec may make changes from time to time in the manner of performing the Services if Adaptec is making similar changes in performing similar services for itself and if Adaptec furnishes to Roxio 60 days prior written notice regarding such changes.

         6.5 RESPONSIBILITY FOR ERRORS; DELAYS. Adaptec's sole responsibility to
Roxio:

                  (a) for errors or omissions in Services, other than errors or omissions attributable to Adaptec's gross negligence or willful misconduct, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Roxio; provided, Roxio must promptly advise Adaptec of any such error or omission of which it becomes aware.

                  (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts to make any portion of the Services which are not Impracticable available and/or to resume performing the Services which are or have become impracticable as promptly as reasonably practicable.

         6.6 GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder and under any Transition Service Schedule (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The reasonable and documented costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by Roxio. The parties will maintain in accordance with their respective standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

         6.7 ALTERNATIVES. If Adaptec reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.6 or because of Impracticability, the parties shall mutually and reasonably determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, Adaptec shall use reasonable efforts to continue providing the Service. To the extent a mutually agreed upon alternative approach requires payment above and beyond that which is included in Adaptec's charge for the Service in question, the parties shall share equally in making any such payment unless they otherwise agree in writing.


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                                    ARTICLE 7

                                   TERMINATION

         7.1 TERMINATION. Roxio may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to Roxio hereunder, for any reason or for no reason, at any time upon thirty (30) days prior written notice to Adaptec. In addition, subject to the provisions of
Article 12 below, either party may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach) within thirty (30) days after being given written notice of the breach.

         7.2 SURVIVAL. In the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated in accordance with the terms of this Agreement.

         7.3 USER IDS, PASSWORDS. Each of the parties shall use good faith efforts at the termination or expiration of this Agreement, any specific Service hereunder or any Transition Service Schedule attached hereto to ensure that all applicable user IDs and passwords issued to such party by the other party are canceled or returned, as applicable.

                                    ARTICLE 8

                        RELATIONSHIP BETWEEN THE PARTIES

         It is expressly acknowledged that the parties are "independent contractors," and nothing in this Agreement is intended and nothing shall be construed to allow either party to exercise control or direction over the manner or method by which the other party performs the Services that are the subject matter of this Agreement; provided, that the Services to be provided hereunder shall be furnished in a manner consistent with the standards governing such Services and the provisions of this Agreement. Each party understands and agrees that (i) neither party will withhold on behalf of the other party any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body or make available any of the benefits afforded to its employees, (ii) all of such payments, withholdings and benefits, if any, are the sole responsibility of the party incurring the liability, and (iii) each party will indemnify and hold the other harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any.


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                                    ARTICLE 9

                                 SUBCONTRACTORS

         Adaptec may engage a "Subcontractor" to perform all or any portion of Adaptec's duties under this Agreement, provided that any such Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article 10 regarding confidentiality below, and provided further that Adaptec remains responsible for the performance of such Subcontractor. As used in this Agreement, "Subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.


                                   ARTICLE 10

                                 CONFIDENTIALITY

         The terms of the Master Confidential Disclosure Agreement between the parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

                                   ARTICLE 11

                                  FORCE MAJEURE

         Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Roxio to make certain payments to Adaptec pursuant to Article 5 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                   ARTICLE 12

                               DISPUTE RESOLUTION

         Resolution of any and all Disputes arising from or in connection with this Agreement shall be exclusively governed by and settled in accordance with the provisions of this Article 12.

         12.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through informal negotiation between appropriate representatives from each of Adaptec and Roxio. If at any time either party feels that such negotiations are not leading to a resolution of the Dispute, such party may send a notice to the other party describing the Dispute and requesting a meeting of the senior executives from each party. Within ten (10) business days after such notice of a Dispute is given, each party shall select appropriate senior executives (e.g., director or V.P. level) of each party who shall have the authority to resolve the matter and shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. During the course of negotiations under this Section 12.1, all reasonable requests made by one party to the other for information, including requests for


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copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating senior executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within thirty (30) days after the first meeting of the negotiating senior executives, each party may commence litigation with respect to the Dispute. However, except as provided below in Section 12.2, neither party shall commence litigation against the other party to resolve the Dispute (i) until the parties try in good faith to settle the Dispute by negotiation for at least thirty (30) days after the first meeting of the negotiating senior executives or
(ii) until forty (40) days after notice of a Dispute is given by either party to the other party, whichever occurs first.

         12.2 PROCEEDINGS. Any Dispute regarding the following is not required to be negotiated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to a party. However, the parties shall make a good faith effort to negotiate such Dispute, according to Section 12.1, while such court action is pending.

         12.3 PAY AND DISPUTE. Except as provided herein or in any Ancillary Agreement, in the event of any Dispute regarding which party is responsible for payment of a third-party invoice (subject to standard verification of receipt of products or services) relating to Services provided hereunder or under any transition Service Schedule, the party named in such invoice must make timely payment to such third party, even if the party named in the invoice desires to pursue the dispute resolution procedures outlined in this Article 12. If the party that paid the invoice is found pursuant to this Article 12 to not be responsible for such payment, such paying party shall be entitled to reimbursement, with interest accrued at a compound annual rate of the Prime Rate plus 2%, from the party found responsible for such payment. Such reimbursement shall be paid within thirty (30) days after the party that paid the invoice gives written notice to the party found responsible for payment of such invoice.

         12.4 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 12 with respect to all matters not subject to such dispute, controversy or claim.

                                   ARTICLE 13

                                  MISCELLANEOUS

         13.1 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING


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NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY
HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         13.2 ENTIRE AGREEMENT. This Agreement, the Master Separation and Distribution Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

         13.3 GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California, San Jose Division, shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 12.2 above.

         13.4 NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation),
(iv) one (1) Business Day after being deposited with a nationally recognized overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of:

         IF TO ADAPTEC, INC.:

                  Adaptec, Inc.
                  691 S. Milpitas Blvd.
                  Milpitas, CA 95035
                  Attention:  Vice President and General Counsel
                  Facsimile No.:  (408) 957-7137

         with a copy to:

                  Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
                  Palo Alto, CA 94304-1050
                  Attention:  Henry P. Massey, Jr.
                  Facsimile No.:  650-493-6811

         IF TO ROXIO, INC.:

                  Roxio, Inc.
                  461 South Milpitas Blvd.
                  Milpitas, CA 95035
                  Attention:  William Christopher Gorog
                  Facsimile No.:  (408) 957-7963


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         with a copy to:

                  Gray Cary Ware & Freidenrich LLP
                  400 Capitol Mall, Suite 2400
                  Sacramento, CA 95814
                  Attention:  Kevin A. Coyle
                  Facsimile No.:  916-930-3201

         Adaptec and Roxio may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this Section 13.4.

         13.5 COUNTERPARTS. This Agreement, including the Schedules and Exhibits hereto and the other documents referred to herein, may be executed in counterparts via facsimile or otherwise, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         13.6 BINDING EFFECT; NONASSIGNABILITY. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the Adaptec Group and each member of the Roxio Group. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

         13.7 SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.


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         13.8 WAIVER OF BREACH. The waiver by either party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

         13.9 AMENDMENT AND EXECUTION. This Agreement and amendments hereto shall be in writing and executed in multiple copies via facsimile or otherwise on behalf of Adaptec and Roxio by their respective duly authorized officers and representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

         13.10 AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         13.11 DESCRIPTIVE HEADINGS. The headings contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

         13.12 GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

         13.13 ADDITIONAL ASSURANCES. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.

ADAPTEC, INC.                              ROXIO, INC.


By:                                        By:
   -------------------------------------      ----------------------------------

Name:                                      Name:
      ----------------------------------        --------------------------------

Title:                                     Title:
      ----------------------------------         -------------------------------




           [SIGNATURE PAGE TO MASTER TRANSITIONAL SERVICES AGREEMENT]